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News Release

Contact:
Investors:	Ankur Vyas 404.827.6714 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist reports second quarter 2022 results
Second quarter 2022 GAAP earnings of $1.5 billion, or $1.09 per diluted share
Second quarter 2022 Adjusted earnings of $1.6 billion, or $1.20 per diluted share
Results reflect strong loan growth and expanded NIM given higher rates and strong deposit franchise
Fee revenues include record insurance and card and payment related fees, tempered by market volatility
Capital, liquidity, and credit quality remain strengths

CHARLOTTE, N.C., (July 19, 2022) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the second quarter of 2022.

Net income available to common shareholders of $1.5 billion was down 6.7% from the second quarter of last year, primarily due to a benefit in the provision for credit losses last year. Earnings per diluted common share were $1.09, a decrease of 6.0% compared with the same period last year. Results for the second quarter produced an annualized return on average assets (ROA) of 1.14%, an annualized return on average common shareholders’ equity (ROCE) of 10.3%, and an annualized return on tangible common shareholders’ equity (ROTCE) of 22.7%.

Adjusted net income available to common shareholders was $1.6 billion, or $1.20 per diluted share, excluding merger-related and restructuring charges of $121 million ($92 million after-tax), incremental operating expenses related to the merger of $117 million ($89 million after-tax), and a gain on the redemption of FHLB advances of $39 million ($30 million after-tax). Adjusted results produced an annualized ROA of 1.25%, an annualized ROCE of 11.3%, and an annualized ROTCE of 24.8%.

“Truist demonstrated much progress this quarter for our stakeholders. Our solid second-quarter performance reflects our improved momentum post-integration and the resiliency of our diverse business mix in a volatile market environment,” said Chairman and CEO Bill Rogers. “Our results include adjusted net income of $1.6 billion and a strong adjusted return on average tangible common equity of 25%. Loan growth was broad-based and we delivered significant expansion of our net interest margin as a result of higher interest rates and our strong deposit franchise. Credit quality remained excellent in the second quarter, also evidenced by our performance during the latest stress test, with Truist having the second-lowest loan loss rate among our peers under the severely adverse stress scenario. Following our stress test results we announced a strong 8% increase in our quarterly cash dividend, subject to approval by the board of directors at our July meeting.

“Guided by our purpose to inspire and build better lives and communities, we’re investing in key talent by increasing our minimum wage to $22 effective October 1, 2022. We’ve also committed $120 million to help historically underserved small businesses gain access to capital and technical assistance. Our recent 2021 Environmental, Social, and Governance and Corporate Social Responsibility report highlights the significant steps we’ve taken to meet and exceed our goals, including the diversity of our senior leadership and supporting our clients and communities to transition to a lower carbon economy.

“While certain residual integration activities remain, we’re seeing the early benefits of our shift from integrating to operating and continue to make strategic investments in talent and technology to accelerate our growth. We’re confident Truist is well-positioned to perform in any environment given our diverse business mix and strong capital position. We remain committed to delivering positive operating leverage on both a GAAP and adjusted basis for full-year 2022.”

Second Quarter 2022 Performance Highlights

•Earnings per diluted common share for the second quarter of 2022 were $1.09
◦Adjusted diluted earnings per share were $1.20 down $0.03 per share, or 2.4%, compared to first quarter 2022 and $0.35 per share, or 23%, compared to second quarter 2021
▪Declines were impacted by a higher provision cost compared to prior periods
◦ROA was 1.14%; adjusted ROA was 1.25%
◦ROCE was 10.3%; adjusted ROCE was 11.3%
◦ROTCE was 22.7%; adjusted ROTCE was 24.8%

•PPNR for the second quarter of 2022 was $2.1 billion, up 25% compared to first quarter 2022 and 26% compared to second quarter 2021
◦Adjusted PPNR was up 10% compared to first quarter 2022 and down 2.0% compared to second quarter 2021
◦GAAP operating leverage was 870 basis points compared to the first quarter of 2022 and 350 basis points year-to-date 2022 compared to 2021
◦Adjusted operating leverage was 250 basis points compared to the first quarter of 2022 and (200) basis points year-to-date 2022 compared to 2021

•Taxable-equivalent revenue for the second quarter of 2022 was $5.7 billion, up 6.2% compared to first quarter 2022 and relatively flat compared to second quarter 2021
◦Taxable-equivalent net interest income was up 7.0% compared to first quarter 2022 and up 4.9% compared to second quarter 2021
▪The increase compared to first quarter 2022 was primarily due to higher market interest rates coupled with well controlled deposit costs, loan growth, and one additional day
◦Noninterest income was up 4.9% compared to first quarter 2022 and down 6.5% compared to second quarter 2021
▪Record insurance income due to continued organic growth, acquisitions and seasonality
▪Record card and payment related fees due to increased activity and prior quarter acquisition of certain merchant services relationships
▪Investment banking revenues were lower compared to last year due to volatile market conditions
▪Residential mortgage income declined due to lower margins and refinance volumes resulting from the higher rate environment
◦Net interest margin was 2.89%, up 13 basis points from first quarter 2022
▪Core net interest margin was 2.72%, up 15 basis points from first quarter 2022, driven by higher market interest rates coupled with well controlled deposit costs and positive earning asset mix shift

•Noninterest expense for the second quarter of 2022 was $3.6 billion, down 2.6% compared to first quarter 2022 and down 10.7% compared to second quarter 2021
◦Adjusted noninterest expense was $3.2 billion, up $119 million, or 3.8%, compared to first quarter 2022 due to higher personnel expenses, operational losses and professional fees

◦Adjusted noninterest expenses increased $56 million, or 1.8%, compared to second quarter 2021 primarily due to higher operational losses, professional fees and marketing costs, partially offset by lower personnel expense
◦GAAP efficiency ratio was 63.3%, compared to 69.0% for first quarter 2022
◦Adjusted efficiency ratio was 57.0%, compared to 58.3% for first quarter 2022

•Broad-based loan growth; end of period loans held for investment grew 4.7% compared to the first quarter of 2022
◦Average loans and leases held for investment for the second quarter of 2022 were $296.7 billion, up $8.1 billion, or 2.8%, compared to the first quarter of 2022
▪Average commercial loans were up $5.8 billion, or 3.5%, driven by broad based growth within the commercial and industrial portfolio
▪Average consumer loans were up $2.2 billion, or 1.9%, across all portfolios except student lending

•Asset quality remains excellent, reflecting Truist’s prudent risk culture and diverse portfolio
◦Net charge-offs were 0.22% of average loans and leases, down three basis points compared to first quarter 2022
◦The ALLL ratio was 1.38% compared to 1.44% for first quarter 2022
▪The ALLL coverage ratio was 6.54X annualized net charge-offs, versus 5.78X for first quarter 2022

•Capital and liquidity levels remained strong; deployed capital through organic loan growth, dividends, and share repurchases
◦Common equity tier 1 to risk-weighted assets was 9.2%
◦Repurchased $250 million of common shares
◦Announced proposed increase to common dividend of 8% for the third quarter 2022
◦Consolidated average LCR ratio was 110%

EARNINGS HIGHLIGHTS				Change 2Q22 vs.
(dollars in millions, except per share data)	2Q22	1Q22	2Q21	1Q22	2Q21
Net income available to common shareholders	$1,454	$1,327	$1,559	$127	$(105)
Diluted earnings per common share	1.09	0.99	1.16	0.10	(0.07)

Net interest income - taxable equivalent	$3,435	$3,209	$3,273	$226	$162
Noninterest income	2,248	2,142	2,405	106	(157)
Total taxable-equivalent revenue	$5,683	$5,351	$5,678	$332	$5
Less taxable-equivalent adjustment	28	26	28
Total revenue	$5,655	$5,325	$5,650

Return on average assets	1.14%	1.07%	1.28%	0.07%	(0.14)%
Return on average risk-weighted assets (current quarter is preliminary)	1.52	1.46	1.76	0.06	(0.24)
Return on average common shareholders’ equity	10.3	9.0	10.1	1.3	0.2
Return on average tangible common shareholders’ equity (1)	22.7	18.6	18.9	4.1	3.8
Net interest margin - taxable equivalent	2.89	2.76	2.88	0.13	0.01
(1)Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2022 compared to First Quarter 2022

Total taxable-equivalent revenue was $5.7 billion for the second quarter of 2022, an increase of $332 million, or 6.2%, compared to the prior quarter.

Taxable-equivalent net interest income for the second quarter of 2022 was up $226 million, or 7.0%, compared to the prior quarter due primarily to higher market interest rates coupled with well controlled deposit costs, loan growth, and one additional day. Average earning assets increased $5.9 billion, or 1.3%, due to growth in average total loans of $7.4 billion, or 2.5%, and average other earning assets of $2.3 billion, or 12%, partially offset by a decrease in average securities $4.0 billion, or 2.6%. Average deposits increased $8.5 billion, or 2.0%, average short-term borrowings increased $2.7 billion, or 39%, while average long-term debt decreased $4.1 billion, or 12% due to redemptions and maturities.

The net interest margin was 2.89% for the second quarter, up 13 basis points compared to the prior quarter. The yield on the total loan portfolio for the second quarter was 3.91%, up 22 basis points compared to the prior quarter primarily due to higher market interest rates. The yield on the average securities portfolio for the second quarter was 1.82%, up 14 basis points compared to the prior quarter primarily due to higher yields on new investments and favorable hedge benefits. Core net interest margin was 2.72%, for the second quarter, up 15 basis points compared to the prior quarter driven primarily by higher market interest rates coupled with well controlled deposit costs and positive earning asset mix shift.

The average cost of total deposits was 0.09%, up six basis points compared to the prior quarter. The average cost of short-term borrowings was 1.26%, up 66 basis points compared to the prior quarter. The average cost of long-term debt was 1.75%, up 25 basis points compared to the prior quarter. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

The provision for credit losses was $171 million for the second quarter, compared to a benefit of $95 million for the prior quarter. The current quarter provision expense primarily reflects growth in the loan portfolio, partially offset by a decline in the ALLL ratio. Net charge-offs for the second quarter of 2022 totaled $159 million compared to $178 million for the prior quarter. The net charge-off ratio for the current quarter of 0.22% was down three basis points compared to first quarter 2022.

Noninterest income was $2.2 billion, an increase of $106 million, or 4.9%, compared to the prior quarter. The prior quarter included securities losses of $69 million and the gain on the redemption of a noncontrolling equity interest (other income) of $74 million related to the acquisition of certain merchant services relationships. Insurance income increased $98 million, or 13%, primarily due to increased production, seasonally higher property and casualty commissions, and acquisitions, partially offset by seasonally lower employee benefit plan commissions. Card and payment related fees increased $34 million, or 16%, due to the prior quarter acquisition of certain merchant services relationships and increased activity.

Noninterest expense was $3.6 billion for the second quarter, down $94 million, or 2.6%, compared to the prior quarter. Merger-related and restructuring charges and incremental operating expenses related to the merger decreased $95 million and $85 million, respectively, compared to first quarter 2022, given diminishing integration-related activities. The current quarter includes a $39 million gain on the redemption of FHLB advances. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense increased $119 million, or 3.8%, compared to the prior quarter. Personnel expense increased $51 million, or 2.5%, ($64 million on an adjusted basis) compared to first quarter 2022 due to higher incentives resulting from higher insurance revenues, higher salaries due to annual merit increases, and investments in talent for revenue producing businesses and enterprise technology, partially offset by lower payroll taxes as a result of teammates reaching limits. In addition, adjusted noninterest expense increased due to higher operational losses and teammate travel (other expense), as well as an increase for professional fees and outside processing expenses due to increased call center staffing and enterprise technology investments.

The provision for income taxes was $372 million for the second quarter of 2022, compared to $330 million for the prior quarter. The effective tax rate for the second quarter of 2022 was 19.5%, compared to 18.9% for the prior quarter. The increase in the effective tax rate was primarily driven by an increase in income before taxes and discrete tax benefits recognized in the prior quarter.

Second Quarter 2022 compared to Second Quarter 2021

Total taxable-equivalent revenues were $5.7 billion for the second quarter of 2022, relatively flat compared to the earlier quarter.

Taxable equivalent net interest income for the second quarter of 2022 was up $162 million, or 4.9%, compared to the earlier quarter primarily due to higher market interest rates coupled with well controlled deposit costs, growth in the securities portfolio and lower premium amortization. These increases were partially offset by lower purchase accounting accretion and lower PPP revenue. Average earning assets increased $20.6 billion, or 4.5%, compared to the earlier quarter. The increase in average earning assets reflects a $13.0 billion, or 10%, increase in average securities, a $6.9 billion, or 2.4%, increase in total loans and leases, and a $1.0 billion, or 20%, increase in average interest earning trading assets. Average deposits increased $27.5 billion, or 6.9%, and average short term borrowings increased $3.5 billion, or 56%, compared to the earlier quarter, while average long-term debt decreased $5.6 billion, or 15%.

Net interest margin was 2.89%, up one basis point compared to the earlier quarter. The yield on the total loan portfolio for the second quarter of 2022 was 3.91%, down ten basis points compared to the earlier quarter, reflecting the impact of lower purchase accounting accretion, partially offset by higher market interest rates. The yield on the average securities portfolio was 1.82%, up 35 basis points compared to the earlier quarter primarily due to purchases of higher yielding securities, favorable hedge benefits, and lower premium amortization. Core net interest margin was 2.72% for the second quarter, up 12 basis points compared to the earlier quarter driven by higher market interest rates coupled with well controlled deposit costs and lower premium amortization.

The average cost of total deposits was 0.09%, up five basis points compared to the earlier quarter. The average cost of short-term borrowings was 1.26%, up 28 basis points compared to the earlier quarter. The average cost of long-term debt was 1.75%, up 15 basis points compared to the earlier quarter. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

The provision for credit losses was $171 million, compared to a benefit of $434 million for the earlier quarter. The earlier quarter included a reserve release due to the improving credit environment during that period. Net charge-offs for the second quarter of 2022 totaled $159 million compared to $142 million in the earlier quarter. The net charge-off ratio for the current quarter of 0.22% was up two basis points compared to the earlier quarter.

Noninterest income for the second quarter of 2022 decreased $157 million, or 6.5%, compared to the earlier quarter. Investment banking and trading income decreased $147 million, or 37%, due to lower structured real estate fees, lower high-yield bond and equity originations fees, lower loan syndications, and lower merger and acquisition fees, partially offset by higher trading income due to higher CVA gains. Other income decreased $104 million, or 87%, due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, and lower investment income from the Company’s SBIC investments. Residential mortgage income decreased $43 million, or 37%, as lower production income (due to lower margins and refinance volumes resulting from the higher rate environment) was partially offset by higher servicing income (due to lower prepayments and servicing portfolio purchases). These decreases were partially offset by a $135 million, or 20%, increase in insurance income due to continued strong organic growth and acquisitions.

Noninterest expense for the second quarter of 2022 was down $431 million, or 11%, compared to the earlier quarter. Merger-related and restructuring charges decreased $176 million due to lower costs in connection with the voluntary separation and retirement program and lower costs associated with exiting facilities. Incremental operating expenses related to the merger decreased $73 million, primarily reflected in professional fees and outside processing expenses and personnel expense. The current quarter includes a $39 million gain on the redemption of FHLB advances. The prior quarter included $200 million of expense associated with charitable contributions to the Truist Foundation and the Truist Charitable Fund (other expense). Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense increased $56 million, or 1.8%, compared to the earlier quarter. Personnel expense decreased $105 million, or 4.8%, ($74 million on an adjusted basis) due to lower other employee benefits as a result of the decrease in noninterest income for post-retirement benefits and lower incentives, partially offset by higher salaries due to annual merit increases and higher staffing for insurance (primarily from acquisitions) and enterprise technology. Other expense increased $73 million on an adjusted basis primarily due to increased operational losses and teammate travel expenses. Professional fees and outside processing expenses were up $42 million on an adjusted basis due to increased call center staffing and enterprise technology investments. Marketing and customer development expense was up $27 million due to increased spend to continue to build and strengthen Truist’s brand.

The provision for income taxes was $372 million for the second quarter of 2022, compared to $415 million for the earlier quarter. The effective tax rate for the second quarter of 2022 was 19.5%, compared to 20.0% for the earlier quarter. The decrease in the effective tax rate for the second quarter of 2022 was primarily driven by lower pre-tax income.

LOANS AND LEASES
(dollars in millions) Average balances	2Q22	1Q22	Change	% Change
Commercial:
Commercial and industrial	$145,558	$138,872	$6,686	4.8%
CRE	22,508	23,555	(1,047)	(4.4)
Commercial construction	5,256	5,046	210	4.2
Total commercial	173,322	167,473	5,849	3.5
Consumer:
Residential mortgage	49,237	47,976	1,261	2.6
Residential home equity and direct	25,124	24,883	241	1.0
Indirect auto	26,496	26,088	408	1.6
Indirect other	11,471	10,860	611	5.6
Student	6,331	6,648	(317)	(4.8)
Total consumer	118,659	116,455	2,204	1.9
Credit card	4,728	4,682	46	1.0
Total loans and leases held for investment	$296,709	$288,610	$8,099	2.8

Average loans and leases held for investment for the second quarter of 2022 were $296.7 billion, up $8.1 billion, or 2.8%, compared to the first quarter of 2022. Excluding a $695 million decrease in average PPP loans, average loans held for investment were up $8.8 billion, or 3.1%.

Average commercial loans increased $5.8 billion, or 3.5%, due to broad-based growth of $6.7 billion, or 4.8%, within the commercial and industrial portfolio. This growth was partially offset by a $1.0 billion decrease in average CRE loans.

Average consumer loans increased $2.2 billion, or 1.9%, due to a $1.3 billion increase in residential mortgages due to the continued strategy to hold certain correspondent channel production on the balance sheet and lower prepayments. In addition, indirect other increased $611 million primarily due to growth from the Service Finance, recreational lending and Sheffield portfolios, partially offset by runoff in other partnership lending programs. Indirect auto increased $408 million primarily in the prime segment of the portfolio and residential home equity and direct increased $241 million. These increases were partially offset by $317 million of runoff in student loans.

DEPOSITS
(dollars in millions) Average balances	2Q22	1Q22	Change	% Change
Noninterest-bearing deposits	$148,610	$145,933	$2,677	1.8%
Interest checking	112,375	112,159	216	0.2
Money market and savings	148,632	141,500	7,132	5.0
Time deposits	14,133	15,646	(1,513)	(9.7)
Total deposits	$423,750	$415,238	$8,512	2.0

Average deposits for the second quarter of 2022 were $423.8 billion, an increase of $8.5 billion, or 2.0%, compared to the prior quarter. Average noninterest bearing deposits increased 1.8% compared to the prior quarter and represented 35.1% of total deposits for the second quarter of 2022, unchanged compared to the prior quarter. Average money market and savings and interest checking grew 5.0% and 0.2%, respectively, compared to the prior quarter. The increase in average money market and savings was primarily due to an increase from brokered deposits. Average time deposits decreased 9.7% primarily due to the maturity of higher-cost accounts.

CAPITAL RATIOS	2Q22	1Q22	4Q21	3Q21	2Q21
Risk-based:	(preliminary)
Common equity Tier 1	9.2%	9.4%	9.6%	10.1%	10.2%
Tier 1	10.8	11.0	11.3	11.9	12.0
Total	12.6	13.0	13.2	13.9	14.2
Leverage	8.6	8.6	8.7	9.0	9.1
Supplementary leverage	7.3	7.3	7.4	7.8	7.9

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.48 per share during the second quarter of 2022 and repurchased $250 million of common stock. The dividend and total payout ratios for the second quarter of 2022 were 44% and 61%, respectively.

Truist CET1 ratio was 9.2% as of June 30, 2022. The 20 basis point decline compared to the March 31, 2022 CET1 ratio primarily reflects strong loan growth and share repurchases.

Truist completed the 2022 Comprehensive Capital Analysis and Review (CCAR) process and received the preliminary stress capital buffer requirement of 2.5% for the period October 1, 2022 to September 30, 2023. By August 31, 2022, the Federal Reserve will provide Truist with its final stress capital buffer requirement. Truist also previously announced plans to increase the quarterly dividend 8% to $0.52 beginning in the third quarter of 2022. Truist’s dividends are subject to approval by its Board of Directors, and the third quarter dividend will be considered by the Truist Board at its upcoming meeting.

Truist’s average LCR was 110% for the three months ended June 30, 2022, compared to the regulatory minimum of 100%. Truist continues to maintain a strong liquidity position and is well prepared to meet the funding needs of clients.

ASSET QUALITY
(dollars in millions)	2Q22	1Q22	4Q21	3Q21	2Q21
Total nonperforming assets	$1,173	$1,135	$1,163	$1,204	$1,192
Total performing TDRs	1,693	1,515	1,390	1,475	1,501
Total loans 90 days past due and still accruing	1,787	1,914	1,930	1,872	2,068
Total loans 30-89 days past due	2,091	2,101	2,044	1,823	1,824
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.36%	0.36%	0.38%	0.38%	0.37%
Nonperforming loans and leases as a percentage of loans and leases, including loans held for sale	0.37	0.37	0.38	0.40	0.39
Nonperforming assets as a percentage of total assets	0.22	0.21	0.21	0.23	0.23
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.69	0.72	0.71	0.64	0.64
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.59	0.66	0.67	0.66	0.72
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP and other government guaranteed	0.04	0.04	0.03	0.03	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.38	1.44	1.53	1.65	1.79
Net charge-offs as a percentage of average loans and leases, annualized	0.22	0.25	0.25	0.19	0.20
Ratio of allowance for loan and lease losses to net charge-offs, annualized	6.54x	5.78x	6.14x	8.79x	8.98x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.84x	3.99x	4.07x	4.35x	4.83x

Nonperforming assets totaled $1.2 billion at June 30, 2022, up $38 million compared to March 31, 2022 due to an increase in the commercial and industrial portfolio, partially offset by a decrease in the residential mortgage portfolio. Nonperforming loans and leases held for investment were 0.36% of loans and leases held for investment at June 30, 2022, flat compared to March 31, 2022.

Performing TDRs were up $178 million compared to the prior quarter primarily due to an increase in government guaranteed residential mortgages.

Loans 90 days or more past due and still accruing totaled $1.8 billion at June 30, 2022, down $127 million, or seven basis points, as a percentage of loans and leases compared with the prior quarter primarily due to a decline in government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at June 30, 2022, flat from March 31, 2022.

Loans 30-89 days past due and still accruing of $2.1 billion at June 30, 2022 were down $10 million, or three basis points as a percentage of loans and leases, compared to the prior quarter due to declines in the commercial and industrial portfolio, partially offset by a seasonal increase in the indirect auto portfolio.

Net charge-offs during the second quarter totaled $159 million, or 0.22% as a percentage of average loans, and were down three basis points compared to the prior quarter.

The allowance for credit losses was $4.4 billion and includes $4.2 billion for the allowance for loan and lease losses and $247 million for the reserve for unfunded commitments. The ALLL ratio was 1.38% compared to 1.44% at March 31, 2022. The decline in the ALLL ratio was due to strong portfolio performance partially offset by a moderately slower economic outlook. The ALLL covered nonperforming loans and leases held for investment 3.84X compared to 3.99X at March 31, 2022. At June 30, 2022, the ALLL was 6.54X annualized net charge-offs, compared to 5.78X at March 31, 2022.

SEGMENT RESULTS				Change 2Q22 vs.
(dollars in millions)
Segment Net Income	2Q22	1Q22	2Q21	1Q22	2Q21
Consumer Banking and Wealth	$773	$873	$799	$(100)	$(26)
Corporate and Commercial Banking	954	1,003	1,306	(49)	(352)
Insurance Holdings	178	152	159	26	19
Other, Treasury & Corporate	(373)	(612)	(606)	239	233
Total net income	$1,532	$1,416	$1,658	$116	$(126)

Truist operates and measures business activity across three segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings, with functional activities included in Other, Treasury and Corporate. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. For additional information, see “Note 21. Operating Segments” of the Annual Report on Form 10-K for the year ended December 31, 2021.

Second Quarter 2022 compared to First Quarter 2022

Consumer Banking and Wealth (“CB&W”)

CB&W net income was $773 million for the second quarter of 2022, a decrease of $100 million compared to the prior quarter. Segment net interest income increased $92 million primarily driven by favorable funding credits on deposits attributable to a higher rate environment, higher average loan balances, and one additional day, partially offset by a decrease in loan spreads and lower purchase accounting accretion. The allocated provision for credit losses increased $126 million reflecting the impact of loan growth in the current quarter and a reserve release in the prior quarter. Noninterest income decreased $58 million driven by a gain on the redemption of a noncontrolling equity interest in the prior quarter as well as lower residential mortgage income primarily driven by lower production income. These decreases were partially offset by an increase in card and payment related fees primarily due to seasonally higher spend in the current quarter as well as the prior quarter acquisition of certain merchant services relationships. Noninterest expense increased $46 million primarily due to higher merger-related and restructuring charges, professional fees and outside processing related to call center staffing, and marketing and customer development, partially offset by lower deposit related expenses in the current quarter.

Average loans held for investment increased $2.7 billion, or 2.0%, compared to the prior quarter primarily due to an increase in residential mortgages due to the continued strategy to put certain correspondent channel production onto the balance sheet and lower prepayments, an increase in indirect other primarily due to growth from the Service Finance, recreational lending and Sheffield portfolios partially offset by runoff in other partnership lending programs, an increase in the indirect auto prime portfolio as well as an increase in residential home equity and direct lending. These increases were partially offset by runoff in student loans. Average total deposits increased $2.2 billion, or 1.0%, compared to the prior quarter primarily due to an increase in non-interest bearing deposits, partially offset by a decrease in time deposits in the current quarter.

Corporate and Commercial Banking (“C&CB”)

C&CB net income was $954 million for the second quarter of 2022, a decrease of $49 million compared to the prior quarter. Segment net interest income increased $64 million due to higher rates, growth in core loan balances from higher utilization rates, and one additional day. The allocated provision for credit losses increased $122 million primarily due to growth in the loan portfolio and a lower reserve release than the prior quarter, partially offset by the impact of lower net charge offs in the current quarter. Noninterest income increased $17 million primarily due to fixed income and lending fees, offset by lower investment banking fees. Noninterest expense increased $25 million primarily driven by increased personnel expenses due to strategic hiring in the current quarter.

Average loans held for investment increased $7.1 billion, or 4.6%, compared to the prior quarter primarily due to increases in core commercial and industrial loans partially offset by decreases in average PPP loans (commercial and industrial) and average commercial real estate loans. Average total deposits decreased $5.2 billion, or 3.4%, compared to the prior quarter primarily due to declines in interest bearing checking and money market and savings deposits.

Insurance Holdings (“IH”)

IH net income was $178 million for the second quarter of 2022, an increase of $26 million compared to the prior quarter. Noninterest income increased $95 million primarily due to increased production, seasonally higher property and casualty commissions, and acquisitions, partially offset by seasonally lower employee benefit plan commissions. Noninterest expense increased $64 million primarily due to incentive expenses related to higher revenues in the current quarter.

Other, Treasury & Corporate (“OT&C”)

OT&C generated a net loss of $373 million for the second quarter of 2022, compared to a net loss of $612 million for the prior quarter. Net interest income increased $64 million primarily due to higher earnings in the securities portfolio from purchases of higher yielding MBS and favorable hedge benefits. Noninterest income increased $52 million primarily driven by prior quarter losses on the sale of securities as well as valuation changes from assets held for certain post-retirement benefits. Noninterest expense decreased $229 million primarily driven by lower merger-related and restructuring charges and incremental operating expenses related to the merger due to diminishing integration-related activities, a gain on the redemption of FHLB advances, and lower occupancy expenses as well as lower professional fees and outside processing in the current quarter.

Second Quarter 2022 compared to Second Quarter 2021

Consumer Banking and Wealth

CB&W net income was $773 million for the second quarter of 2022, a decrease of $26 million compared to the earlier quarter. Segment net interest income increased $202 million primarily driven by favorable funding credit on deposits attributable to the higher rate environment and higher average loan balances, partially offset by decreased loan spreads and lower purchase accounting accretion. The allocated provision for credit losses increased $203 million reflecting the impact of loan growth in the current quarter and a reserve release in the earlier quarter as well as increased charge offs in the current quarter. Noninterest income decreased $33 million compared to earlier quarter driven by a decrease in residential mortgage income due to lower production income (due to lower margins and refinance volumes), partially offset by higher servicing income (due to lower prepayments and servicing portfolio purchases.) This decrease is partially offset by higher card and payment fees driven by higher merchant income due to the acquisition of certain merchant services relationships as well as higher consumer spend. Noninterest expense was flat compared to the earlier quarter.

Corporate and Commercial Banking

C&CB net income was $954 million for the second quarter of 2022, a decrease of $352 million compared to the earlier quarter. Segment net interest income increased $38 million primarily due to higher funding credit on deposits, increases to noninterest-bearing deposit balances, and higher average loan balances, partially offset by lower PPP revenue and lower purchase accounting accretion. The allocated provision for credit losses increased $371 million primarily reflecting an allowance release in the earlier quarter and loan growth in the current quarter, partially offset by lower net charge offs in the current quarter. Noninterest income decreased $172 million compared to the earlier quarter due to lower investment banking revenue, partially offset by higher trading income due to higher CVA gains. Noninterest expense decreased $47 million driven by lower incentive expense tied to lower revenues as well as lower merger-related costs given diminishing integration-related activities in the current quarter.

Insurance Holdings

IH net income was $178 million for the second quarter of 2022, an increase of $19 million compared to the earlier quarter. Noninterest income increased $135 million primarily due to continued organic growth and acquisitions. Noninterest expense increased $109 million primarily due to higher performance-based incentives and salaries.

Other, Treasury & Corporate

OT&C generated a net loss of $373 million in the second quarter of 2022, compared to a net loss of $606 million in the earlier quarter. Net interest income decreased $81 million primarily due to higher funding credit on deposits to other segments, partially offset by higher earnings in the securities portfolio from higher yields on new purchases and lower premium amortization. Noninterest income decreased $87 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense. Noninterest expense decreased $502 million compared to the earlier quarter primarily due to charitable contributions to the Truist Foundation and the Truist Charitable Fund in the earlier quarter, lower merger-related and restructuring charges and incremental operating expenses related to the merger, a gain on the redemption of FHLB advances in the current quarter, and lower personnel expense due to lower other employee benefits as a result of the decrease in noninterest income for post-retirement benefits and lower incentives.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist’s live second quarter 2022 earnings conference call at 8 a.m. ET today, please call 855-303-0072 and enter the participant code 100038. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 100038).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Second Quarter 2022 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $545 billion as of June 30, 2022. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Truist’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Efficiency Ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Adjusted Operating Leverage - The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Pre-Provision Net Revenue (PPNR) - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), merger-related and restructuring charges, amortization of intangible assets, and other selected items. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess the quality of capital and returns relative to balance sheet risk.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits, and long-term debt from SunTrust and other acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.
•Adjusted Diluted EPS - The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Performance Ratios - The adjusted performance ratios, including adjusted return on average assets, adjusted return on average common shareholders’ equity, and adjusted return on average tangible common shareholders’ equity, are non-GAAP in that they exclude merger-related and restructuring charges, selected items, and, in the case of return on average tangible common shareholders’ equity, amortization of intangible assets. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.

•Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation, and amortization to net income. Truist’s management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger, and other selected items. Truist’s management uses this measure in its analysis of the Corporation’s Insurance Holdings segment. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•Allowance for Loan and Lease Losses and Unamortized Fair Value Mark as a Percentage of Gross Loans and Leases - Allowance for loan and lease losses and unamortized fair value mark as a percentage of gross loans and leases is a non-GAAP measurement of credit reserves that is calculated by adjusting the ALLL and loans and leases held for investment by the unamortized fair value mark. Truist’s management uses these measures to assess loss absorption capacity.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Second Quarter 2022 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•residual risks and uncertainties relating to the Merger of heritage BB&T and heritage SunTrust, including the ability to realize the anticipated benefits of the Merger;
•expenses relating to the Merger and application and data center decommissioning;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•the COVID-19 pandemic disrupted the global economy and adversely impacted Truist’s financial condition and results of operations, including through increased expenses, reduced fee income and net interest margin, decreased demand for certain types of loans, and increases in the allowance for credit losses; a resurgence of the pandemic, whether due to new variants of the coronavirus or other factors, could reintroduce or prolong these negative impacts and also adversely affect Truist’s capital and liquidity position or cost of capital, impair the ability of borrowers to repay outstanding loans, cause an outflow of deposits, and impair goodwill or other assets;
•Truist is subject to credit risk by lending or committing to lend money, and may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral;
•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, which could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•failure to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion, which could damage Truist’s reputation;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance;
•regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;

•evolving legislative, accounting and regulatory standards, including with respect to climate, capital, and liquidity requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•the monetary and fiscal policies of the federal government and its agencies, including in response to rising inflation, could have a material adverse effect on profitability;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, and instability in global geopolitical matters or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform, without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations and integration activities could be adversely impacted, which could be exacerbated in the increased work-from-home environment caused by the COVID-19 pandemic as job markets may be less constrained by physical geography;
•fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber-attacks, which have increased in frequency with current geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.